Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of May 1, 2008 (the “Effective Date”), by and between Mohawk Industries, Inc., (the “Company”) and W. Christopher Wellborn (the “Executive”).

The Company and Executive were previously parties to an EMPLOYMENT AGREEMENT dated November 15, 2005 and both desire to amend and restate the terms of that EMPLOYMENT AGREEMENT in this Agreement.

The Company desires to employ the Executive as Chief Operating Officer and the Executive desires to accept such employment on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual premises and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which is acknowledged, the parties hereby agree as follows:

1. Term of Employment. The term of the Executive’s employment under this Agreement shall commence on the Effective Date and shall continue through and expire on December 31, 2018 unless earlier separation from service occurs as herein provided (the “Term”).

2. Duties of Employment. The Executive hereby agrees for the Term to render his exclusive services to the Company as its Chief Operating Officer, in connection therewith, to perform such duties commensurate with his office as he shall reasonably be directed by the Board of Directors of the Company (the “Board”) to perform. The Executive shall devote during the Term all of his business time, energy and skill to his executive duties hereunder and perform such duties faithfully and efficiently, except for reasonable vacation and except for periods of illness or incapacity. When and if requested to do so by the Board, the Executive shall, for no additional compensation, serve as a director of the Company and/or a director or officer of any subsidiary or affiliate of the Company, provided that the Executive shall be indemnified for liabilities incurred by him in his capacity as a director or an officer in accordance with an Indemnification Agreement as provided in the Company’s Certificate of Incorporation and By-Laws as in effect from time to time. Executive shall resign as a director of the Company and all affiliates and subsidiaries of the Company upon his separation from service with the Company.

3. Compensation and Other Benefits.

3.1 Salary. As compensation for all services to be rendered by the Executive during the Term, the Company shall pay to the Executive a salary of $800,000 per year (which may be increased from time to time by the Board (the “Annual Salary”), payable in accordance with the Company’s usual payroll practices. The Executive shall be eligible to receive annual salary reviews and salary increases as authorized by the Board.

3.2 Bonus. In addition to his Annual Salary, the Executive shall be eligible to be paid a bonus in respect of each fiscal year of the Company (the “Annual Bonus”) in accordance with the Company’s bonus plan (the “Plan”), which Annual Bonus shall be determined by the Compensation Committee of the Board. As of the Effective Date, the Annual Bonus for 2008 shall be based on (i) 36% of the amount of the Annual Salary upon attainment of the “threshold” performance goal established under the Plan as determined by the Compensation Committee of the Board and the Board and (ii) a “target” of 90% of the amount of the Annual Salary upon attainment of the “target” performance goal established under the Plan as determined by the Compensation Committee of the Board and the Board and (iii) a maximum of 135% of the amount of the Annual Salary upon attainment of the “maximum” performance goal established under the Plan as determined by the Compensation Committee of the Board and the Board. The Compensation Committee of the Board and the Board shall have the right to adjust, modify or amend the annual bonus program in its discretion. The term “Annual Bonus” shall not include any special bonuses or payments or any bonuses or payments made that were outside of or otherwise not within the terms of the Plan.

3.3 Stock Based Awards. Executive has received and, in the future, shall be eligible to receive grants of Company stock options, restricted stock units and other forms of Company stock-based awards (collectively “Stock Awards”) as determined by the Compensation Committee of the Board in a manner comparable to the method applied to similar Company executives. In addition to other terms and conditions of such Stock Awards, all outstanding Stock Awards shall vest upon a “change in control” of the Company (as defined in applicable incentive plans).

3.4 Participation in Employee Benefit Plans. Commencing on the respective eligibility dates of the employee benefit plans and subject to the terms of such employee benefit plans, during the Term, the Executive shall be permitted to participate in any group life, hospitalization of disability insurance plan, health program, pension plan, similar benefit plan or other so-called “fringe benefit programs” of the Company as now existing or as may hereafter be revised or adopted.

3.5 Vacation. The Executive shall be entitled to vacation based on the Company vacation policy, but in any event not less than three (3) weeks vacation per annum. Upon Executive’s completion of fifteen (15) years of service with the Company or its subsidiaries, he shall become entitled to four (4) weeks of vacation per annum.

4. Covenants by Executive. In order to induce the Company to enter this Agreement, the Executive hereby agrees as follows:

4.1 Definitions. The following definitions shall apply to this Agreement.

(i) The term “Trade Secret,” whether in the singular or plural, means any Confidential Information (as defined in Section 4.1(ii) below) which constitutes a trade secret of the Company, or any of the Company’s subsidiaries, under the Georgia Trade Secrets Act of 1990, as amended, O.C.G.A. § 10-1-760, et seq.

(ii) The term “Confidential Information” means any information, regardless of form, concerning any aspect of the business of the Company, or the business of any of the Company’s subsidiaries, which is not generally known to the Company’s competitors and which the Company desires and makes reasonable efforts to keep confidential. Confidential Information includes, but is not limited to, information relating to customers and potential customers, suppliers, and potential suppliers, contracts with customers and suppliers, employees, personnel acquisition plans, pricing of products and services, financial information, financial projections, budget information and procedures, marketing plans and strategies, market research, technical processes, and product research. After the first anniversary of the Executive’s separation from the Company, Confidential Information shall not include any information that does not constitute a Trade Secret.

4.2 Acknowledgments of Executive. The Executive acknowledges that his work for the Company will give him access to Trade Secrets and Confidential Information. The Executive further acknowledges that he inevitably would use, or inadvertently disclose, Trade Secrets and Confidential Information if, at any time within five years of his separation from the Company, he were to work or consult for any competitor of the Company, or any of the

Company’s subsidiaries, in a capacity requiring high-level management expertise with respect to any aspect of the manufacture or distribution of commercial or residential floor covering (the “Competitive Capacity”). In order to protect the Company’s goodwill, Trade Secrets and Confidential Information (and in recognition of the extension of the stock option exercise period as set forth in Section 5), the Executive agrees that during his employment and for a period of five years after separation from the Company, (i) he will not work or consult in any Competitive Capacity within the United States for a Competitor of the Company or any of its subsidiaries and (ii) he will not, directly or indirectly, individually or in association with others, solicit for employment or as a consultant any employee of the Company or its subsidiaries without the written approval of the Company.

4.3 Confidential Information. Except as required by his work for the Company, The Executive will not at any time, either during or after his employment with the Company, communicate or disclose to any person, firm, corporation or other entity, or use for his benefit or for the benefit of any person, firm, corporation or other entity, directly or indirectly, any Trade Secret or Confidential Information.

4.4 Company Property. All memoranda, notes, lists, records and other documents or papers, (and all copies thereof), including such items stored in computer memories, on microfiche or by any means, made or controlled by or on behalf of the Executive, or made available to the Executive relating to the Company, or any of the Company’s subsidiaries, are and shall remain the Company’s property and shall be delivered to the Company upon the Executive’s separation from the Company, unless requested earlier by the Company.

4.5 Conflicts of Interest. During his employment with the Company, the Executive shall at all times strictly comply with the Company’s policies concerning conflicts of interest.

4.6 Survival of Obligations. The Executive’s obligations under this Section 4 shall survive the Term of this Agreement and the Executive’s employment with the Company.

5. Separation from Service.

5.1 Death. If the Executive dies during the Term, this Employment Agreement shall terminate immediately, except that the Executive’s legal representatives shall be entitled to receive any Annual Salary to the extent such Annual Salary has accrued and remains payable up to the date of the Executive’s death (to be paid in accordance with the Company’s usual payroll practices), plus a portion of the Executive’s Annual Bonus for the year during which Executive dies, as set forth in Section3.2 computed on a pro rata basis (the Annual Salary portion to be paid as promptly as practicable but no later than 10 days after the date of Executive’s death, and the pro-rata Annual Bonus portion to be paid promptly after determination of the Annual Bonus at the end of such year by the Compensation Committee or the Board), and any benefits to which the Executive, his heirs or legal representatives may be entitled under and in accordance with the terms of any employee benefits plan or program maintained by the Company. Upon the executive’s death during his continuous employment, all of his outstanding Stock Awards shall vest and, in the case of stock options, be fully exercisable to his named beneficiary for the shorter of a five year period following separation of service or the remaining term of the applicable stock option (“Exercise Period”).

5.2 Upon Disability. If the Executive becomes disabled during his employment hereunder so that he is unable substantially to perform his services hereunder for

180 consecutive days, then the term of this Agreement may be terminated by resolution of the Board 60 days after the expiration of such 180 days, such termination to be effective upon delivery of written notice to the Executive of the adoption of such resolution; provided, that the Executive shall be entitled to receive any accrued and unpaid Annual Salary through such effective date of separation from service (to be paid in accordance with the Company’s usual payroll practices), plus a portion of the Executive’s Annual Bonus, as set forth in Section 3.2 computed on a pro rata basis (the Annual Salary portion to be paid as promptly as practicable but no later than 10 days after the Executive’s separation from service, and the pro-rata Annual Bonus portion to be paid promptly after determination of the Annual Bonus at the end of such year by the Compensation Committee or the Board), and any benefit to which the Executive may be entitled under and in accordance with the terms of any employee benefit plan or program maintained by the Company. Upon the executive’s disability during his continuous employment, all of his outstanding Stock Awards shall vest and, in the case of stock options, be fully exercisable for the duration of Exercise Period.

5.3 Separation from Service for Cause. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective in accordance with its terms, to separate the Executive from service under this Agreement and discharge the Executive for “Cause” (as defined below). If such right is exercised, the Executive shall be entitled to receive unpaid and accrued Annual Salary prorated through the date of such separation from service, any benefits otherwise required to be paid under applicable law. Except for such payments, the Company shall be under no further obligation to the Executive. As used in this Section 5, the term “Cause” shall mean and include (i) the conviction of or plea of guilty by the Executive of any felony or other serious crime involving the Company, or (ii) gross or willful misconduct by the Executive in the performance of his duties hereunder; provided however, that no act shall be considered gross or willful misconduct if the Executive reasonably believes he was acting in good faith or in a manner not opposed to the interests of the Company. The Company shall be entitled to separate the Executive from service for Cause only upon approval of a resolution adopted by the affirmative vote of not less than two-thirds of the membership of the Board (excluding Executive). The Company agrees to provide to the Executive prior written notice (the “Notice”) of its intention to separate the Executive from service for Cause, such notice to state in detail the particular acts or failure to act which constitute grounds for the separation from service. The Executive shall be entitled to a hearing before the Board to contest the Board’s findings, and to be accompanied by counsel. Such hearing shall be held with 15 days of the request thereof to the Company by the Executive, provided that such request must be made within 15 days of delivery of the Notice. If, following any such hearing, the Board maintains its determination to separate the Executive’s service for Cause, the effective date of such separation from service shall be as specified in the Notice.

5.4 Separation from Service Without Cause. The Company shall have the right at any time during the Term to separate the Executive from service hereunder without Cause. Upon such a separation from service, or the separation from service by the Executive for Good Reason, and subject to Executive executing a separate written agreement releasing Company, its affiliates and employees from all employment related claims, the Company’s sole obligation hereunder, shall be to pay (or, in the case of benefits specified in clause (iii), provide) to the Executive;

i.	an amount equal to any Annual Salary accrued and due and payable to the Executive hereunder on the date of separation from service (to be paid in accordance with the Company’s usual payroll practices),

ii.	continuation of Executive’s Annual Salary for a two year period after the date of Executive’s separation from service (to be paid in accordance with the Company’s usual payroll practices)

iii.	all benefits specified in Section 3.4 hereof during the two year period following such separation from service, (to the extent Executive’s is no longer eligible to receive the Section 3.4 benefits during this two year period due to change in employment status, Company shall reimburse Executive’s reasonable expenses in securing comparable benefits during such time),

iv.	the greater of (A) Executive’s “target” Annual Bonus as may be established by the Compensation Committee for the fiscal year in which the date of separation occurs, (B) 90% of Executive’s Annual Salary for the year in which separation from service occurs, or (C) the amount of the Annual Bonus for the fiscal year preceding the fiscal year in which the date of separation from service occurs, (to be determined and paid following completion of the fiscal year during which separation occurs) with an equal additional amount to be paid on the first anniversary of the payment of such Annual Bonus, with each such payment to be reduced by the amount the Company may have contributed to Executive’s 401(k) account with the Company during the prior fiscal year, and

v.	notwithstanding anything set forth in the terms and conditions of applicable Stock Award agreements, the Stock Awards granted prior to such separation shall immediately vest and, in the case of stock options, shall remain exercisable for Exercise Period.

For purposes of this Agreement, “Good reason” shall mean (i) a reduction in the Annual Salary or Annual Bonus opportunity as specified in Section 3.1 or 3.2, respectively (ii) a material diminution in the Executive’s duties or responsibilities, (iii) an adverse change in the Executive’s title, (iv) assignment to Executive of duties and responsibilities that are inconsistent with his position in any material adverse respect, or (v) a material breach of this Agreement by the Company. To the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as determined by the Company, one or more payments under this Section5.4 shall be delayed to the six-month anniversary of the date of Executive’s separation from service, within the meaning of Code Section 409A, If and to the extent required to prevent a violation of Code Section 409A, Executive will pay the entire cost of any health insurance coverage for the first six (6) months after separation from service and the Company will reimburse Executive for the Company’s share of such costs on the six-month anniversary of Executive’s separation from service, as defined in Code Section 409A.

5.5 Other. Except as otherwise provided herein, upon the expiration or other termination of this Agreement, including the resignation of Executive, all obligations of the Company shall forthwith terminate, except as to any rights as provided in applicable Stock Award agreements and except as otherwise required by applicable law.

6. Expenses.

6.1 General. During the Term the Executive will be reimbursed for his reasonable expenses incurred for the benefit of the Company in accordance with the general policy of the Company or directives and guidelines established by management of the Company and upon submission of documentation satisfactory to the Company. With respect to any expenses that are to be reimbursed by the Company to the Executive, the Executives shall be reimbursed upon his presenting to the Company an itemized expense voucher.

7. Provisions.

7.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission, or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mail, as follows:

(i)	if to the Company, to:

Mohawk Industries, Inc.

160 S. Industrial Boulevard

Calhoun, GA 30701

Attention: General Counsel

(ii)	if to the Executive, to:

W. Christopher Wellborn

908 Suffolk Court

Southlake, Texas 76092

Any party may change its address for notice hereunder by notice to the other party hereto.

7.2 Entire Agreement. This Agreement and the Stock Award Agreements contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.

7.3 Waivers and Agreements. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

7.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Any lawsuit arising out of or relating to this Agreement shall be brought exclusively in the federal or state courts located in the State of Texas, and the Executive and the Company hereby submit to personal jurisdiction in the State of Texas and to venue in such courts.

7.5 Successors, Binding Agreement, Assignment. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as would apply if the Executive separated from service pursuant to Section 6.4 hereof, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of separation from service. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. Executive may not delegate the performance of any of his duties hereunder. Neither party hereto may assign any rights hereunder without the written consent of the other party hereto.

7.6 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

7.7 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8. Arbitration. Except for disputes arising out of or pertaining to Section 4.2 of this Agreement, any and all disputes arising out of or relating to this Agreement or the breach, termination or validity thereof shall be settled by arbitration before a sole arbitrator in accordance with the American Arbitration Association’s then current National Rules of the Resolution of Employment Disputes (the “AAA Rules”). The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. § 116, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitration shall be held in Atlanta, Georgia and, unless the parties agree otherwise, the arbitrator shall be selected in accordance with the AAA Rules. In case of conflict, the provision of this Section 9 shall prevail over the AAA Rules.

Either party may demand arbitration by sending to the other party by certified mail a written notice of demand for arbitration, setting forth the matters to be arbitrated. The arbitrator shall have the authority to award only compensatory damages, and neither party shall be entitled to written or deposition discovery from the other. The Company will pay the fees and expenses of the arbitrator, as well as any attorneys’ fees, expert witness fees, and other expenses. The arbitrator shall have no authority to alter, amend or modify any of the terms and conditions of this Agreement.

Before arbitrating the dispute, the parties, if they so agree, may endeavor to settle the dispute by mediation under the AAA Rules. Unless otherwise agreed by the parties, the mediator will be appointed by the American Arbitration Association in accordance with the AAA Rules. If the mediation is not successfully concluded within thirty (30) days, the dispute will proceed to arbitration as set forth above.

Notwithstanding the pendency of any dispute or controversy concerning separation from service or the effects thereof, the Company will continue to pay the Executive his full compensation in effect immediately before any notice of separation from service giving rise to the dispute was given and continue him as a participant in all compensation, benefit and insurance plans in which he was then participating, until an award has been entered by the arbitrator. Any amounts paid hereunder shall be set off against or reduced by any other amounts due under this Agreement.

9. Legal Fees and Expenses. It is the intent of the Company that the Executive not be required to incur the legal expenses associated with (i) the obtaining of any right or benefit under this Agreement or (ii) the enforcement of his rights under this Agreement by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, the Company irrevocably authorize the Executive from time to time to retain counsel of his choice, at the expense of the

Company and/or Mohawk or hereafter provided, to represent the Executive in connection with the interpretation or enforcement of this Agreement, including the initiation of any arbitration or the defense of any arbitration or litigation, whether by or against the Company, or any Director, officer, stockholder or other person affiliated with the Company. The Company shall pay or cause to be paid and shall be solely responsible for any and all reasonable attorneys’ and related fees and expenses incurred by the Executive under this Section 9.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

By:	/s/ W. Christopher Wellborn
W. CHRISTOPHER WELLBORN

MOHAWK INDUSTRIES, INC.

By:	/s/ Jeffrey S. Lorberbaum
JEFFREY S. LORBERBAUM
Chairman, President and Chief Executive Officer

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